Exhibit 10.9

Director Fee Arrangements for 2012

Each director of MutualFirst Financial, Inc. (the “Company”) also is a director of MutualBank. For 2012, each non-employee director will receive an annual fee of $27,750 for serving on MutualBank’s Board of Directors as well as Board meeting fee of $200 per meeting attended. In addition to this annual fee, Wilbur R. Davis will receive a $6,000 annual fee for serving as Chairman of the Board of Directors, Linn Crull will receive a $5,000 annual fee for serving as Chairman of the Audit Committee, Jerry McVicker will receive a $3,000 annual fee for serving as Chairman of the Compensation Committee and Jon Kintner will receive a $3,000 annual fee for serving as Chairman of the Trust Management Committee. Directors are not compensated for their service on the Company’s Board of Directors.

MutualBank maintains deferred compensation arrangements with some directors that previously allowed them to defer all or a portion of their Board fees in order to receive income when they are no longer active directors. Previously deferred amounts earn interest at the rate of 10 percent per year.